EXHIBIT 10.31

** Certain information in this exhibit (as indicated by “[  ]”) has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because (i) it is not material and (ii) it would likely cause competitive harm if publicly disclosed. **

July 16, 2019

[EMPLOYEE NAME]
[EMPLOYEE ADDRESS]

Dear _______________:

This letter agreement (“Agreement”) is to congratulate and thank you for all of your hard work and dedication to the Company, especially during our recent challenges. Your continued commitment to the Company is very important to us. In recognition of your hard work and dedication, and as an inducement for you to remain in the employment of the Company, we would like to offer you an incentive bonus to be paid out based on milestones achieved by the Company.

1.Duration

The term of this Agreement will begin on July 22, 2019 and end upon the achievement of the last milestone set forth below, unless terminated before that.

2.Continued Efforts

You will continue to be employed as ______________, devoting your best professional efforts, time and skill to the performance of the duties originally undertaken under your current job description. You will continue to report to ______________, ______________.

3.Compensation

Your annual base salary will remain $______________, and you will be paid in accordance with our normal payroll procedures.

4.Incentive Bonus

You will be eligible for an incentive bonus of up to $______________, subject to the terms described below. One third of that amount will be paid to you only if you are still employed by the Company on July 22, 2019. The remaining two thirds of that amount will be paid to you ratably as set forth below only if you are still employed by the Company on the date established by the Company for payment after achievement of each of the milestones. All sums will be paid to you through the next reasonable payroll cycle following the respective payment dates.

[EMPLOYEE NAME]
July 16, 2019

5. Milestones

The following are the payment milestones upon which your incentive bonus will be paid, subject to the terms of this Agreement and your continued employment with the Company:

a.	Initial Award - $_________, representing the first third of your incentive bonus to be paid on July 22, 2019.
b.

First Milestone – $_________, representing 22% of your incentive bonus to be paid after the Company’s receipt of funds anticipated to be received from [  ] (or an equivalent amount of funds to be received from another source);

c.	Second Milestone –$_________, representing 22% of your incentive bonus to be paid after achievement of a refinancing or replacement of the Company’s senior secured debt; and
d.

Third Milestone – $_________, representing 22% of your incentive bonus to be paid after submission of a revised business plan to the Company’s Board of Directors demonstrating additional top line revenue and cost savings not in the current financing model.

6. Termination

a.	If the Company terminates your employment before the end of the duration of this Agreement, FuelCell Energy will not be obligated to pay you any additional sums not already paid.
b.

If for any reason, other than Good Reason, you resign from the Company at any point before the end of the duration of this Agreement, you will be obligated to return to the Company within 60 days any part of the incentive bonus paid to you up to that point. For example, if you resign after two weeks from the date of this Agreement, you will be obligated to reimburse FuelCell Energy for the first third of the incentive bonus you received on July 22, 2019.

c.	If you are terminated for Cause at any point before the end of this Agreement, you will be obligated to reimburse any earned incentive bonus.

For purposes of this Agreement, “Cause” means:

Your willful and continued failure to perform substantially your duties with FuelCell Energy.

Your willful engagement in illegal conduct or gross misconduct, or serious violation of Company policies.

For purposes of this Agreement, “Good Reason” means:

FuelCell Energy fails to maintain fiscal strength enough to retain your employment.

FuelCell Energy unlawfully discriminates against you.

[EMPLOYEE NAME]
July 16, 2019

7.Governing Law

The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the relevant laws of the State of Connecticut.

8.Modification

No provision of this Agreement may be modified, altered or amended, except by mutual agreement between FuelCell Energy and you in writing.

If you accept the terms of this Agreement, please sign below in the space provided.

Signature:  Date: